Exhibit 99.1

AgFeed Industries Opens the 900th Independently Owned AgFeed Chain Store, Discusses Effect of Declining Commodity Prices on Business.

New York, New York —September 8, 2008 -- AgFeed Industries, Inc. (NasdaqGM:FEED - News), the largest commercial hog producer and the largest premix feed company in China, today announced the opening of the 900th independently owned premix feed product distribution chain store in China exclusively distributing AgFeed brand premix feed products.

AgFeed has two profitable business lines - premix animal feed and hog production.

AgFeed sells its premix feed products directly to large commercial hog farms and through a unique independently owned chain store distribution network targeting the vast individual backyard hog market. Approximately 75% of China’s total 600 million annual hog production is from individual backyard hog farmers.

AgFeed is on track to meet or exceed its previously announced goal of being associated with a total of 1,000 independently owned chain stores by year - end 2008. Approximately 65% of AgFeed’s total premix feed sales are generated through such retail channels. AgFeed believes such channels build strong brand loyalty and generate greater profit margins by directly targeting end user retail customers.

AgFeed Benefits from Declining Commodity Prices and China’s Harvest of New Crops

Corn and soy bean meal are two major feed input costs for hog production. China is currently experiencing a year of good harvest in both domestic corn and soy bean crops. Prices for both commodity products have continued to decline and AgFeed is currently seeing expanded profit margins on hog production.

Hog prices in our target markets of South China have increased steadily since cooler weather conditions in the fall and winter seasons are typically the strongest pork consumption months in China. Demand for live hogs continues to be strong. Market hogs are currently sold at more than $240 each based on 110kg in average weight.

Songyan Li, Ph.D., AgFeed’s Chairman commented:  "AgFeed continues to execute well our growth plan. Declining hog feed input costs compared to the 2nd quarter and rising hog prices are within our expectations. Increased operating efficiency and excellent progress made in hog disease control measures at our hog farms are positively impacting our business. We look forward to continued strong financial performance.”

About AgFeed Industries, Inc.

AgFeed Industries, Inc. (www.agfeedinc.com) is a US company with its primary operations in China. AgFeed has two profitable business lines - premix animal feed and hog production. AgFeed is China's largest commercial hog producer in terms of total annual hog production as well as the largest premix feed company in terms of revenues. China is the world’s largest hog producing country that produces over 600 million hogs per year, compared to approximately 100 million hogs in the US. China also has the world’s largest consumer base for pork consumption. Over 65% of total meat consumed in China is pork. Hog production in China enjoys income tax free status. The pre-mix feed market in which AgFeed operates is an approximately $1.6 billion segment of China's $40 billion per year animal feed market, according to the China Feed Industry Association.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that actual results will not differ from the company's expectations. AgFeed's actual results may differ from its projections. Further, preliminary results are subject to normal year-end adjustments. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect AgFeed's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in AgFeed's filings with the Securities and Exchange Commission.

Contact Information:

U.S. Contact:
Mr. Arnold Staloff
Independent Board Member
AgFeed Industries, Inc.
Tel: 212-631-3510

Corporate Contact:
Gerry Daignault
Chief Operating Officer
AgFeed Industries, Inc.
Tel: 615-480-7847